Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Twist Bioscience Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	457(c) and 457(h)	700,000(2)	$19.46(3)	$13,618,500	0.0001102	$1,500.76

Total Offering Amounts					$13,618,500		$1,500.76
Total Fee Offsets							—
Net Fee Due							$1,500.76

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of the common stock, $0.00001 par value per share (the “Common Stock”), of Twist Bioscience Corporation (the “Registrant”) that become issuable under the Twist Bioscience Corporation Inducement Plan (the “Inducement Plan”), by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Represents 700,000 shares of Common Stock available for issuance under the Inducement Plan.
(3)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is equal to $19.46, which was computed by averaging the high and low prices of a share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market on August 21, 2023.